Exhibit 99.1

Date:	December 16, 2013

Spectra Energy Announces Executive Management Changes

HOUSTON – Spectra Energy Corp (NYSE: SE) today announced a number of executive management changes.

Alan Harris, chief development and operations officer, and John Arensdorf, chief communications officer, have indicated they will retire in 2014.

As a result, the following changes in executive management will be effective on January 1, 2014:

Guy Buckley, currently treasurer and group vice president, mergers and acquisitions, will become the chief development officer.

Julie Dill, currently group vice president, strategy, will become chief communications officer.

Bill Yardley, president, U. S. Transmission and Storage, will assume responsibility for the operations of the company’s U.S. based natural gas segment in addition to his current responsibilities for the commercial aspects of that business segment.

In addition, Laura Sayavedra, who previously has served as chief financial officer, Spectra Energy Partners, and in various other leadership roles, including vice president, strategy, will become vice president and treasurer, reporting to Pat Reddy, Spectra Energy’s chief financial officer.

“These executive appointments underline the deep bench of talent that Spectra Energy enjoys and ensures the company continues to have an outstanding leadership team in place to execute on our significant growth plans,” said Greg Ebel, president and chief executive officer of Spectra Energy. “Alan and John have each had outstanding careers with Spectra Energy and its predecessor companies, and I want to thank them for their pivotal contributions to the company’s past, current and future success.”

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines, approximately 305 billion cubic feet (Bcf) of natural gas storage, as well as natural gas gathering and processing, and local distribution operations. The company also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. The company’s longstanding values are recognized through its inclusion in the Dow Jones Sustainability World and North America Indexes and the CDP Global 500 and S&P 500 Climate Disclosure and Performance Leadership Indexes. For more information, visit www.spectraenergy.com.

Spectra Energy

Media:	Phil West
(713) 627-4964
(713) 627-4747 (24-hour media line)

Analysts:	Roni Cappadonna
(713) 627-4778

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